FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2014

_______________________________

VERTICAL HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

_______________________________

Florida	001-31275	59-3635262
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

PO Box 47039, Minneapolis, Minnesota 55447
(Address of Principal Executive Offices) (Zip Code)

(612) 568-4205
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership

On March 13, 2014, Vertical Health Solutions, Inc. (the "Company") and its wholly owned subsidiary OnPoint Medical Diagnostics, Inc., (collectively with the Company, "the Debtors") filed voluntary Chapter 11 bankruptcy petitions in the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”), Case Nos. 8:14-bk-02759-CPM and 8:14-bk-02760. The Debtors have filed a motion with the Bankruptcy Court seeking to have their cases jointly administered.

The Debtors plan to continue to operate their businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

The Debtors’ goal in the bankruptcy cases is to achieve a sale (the “Sale”) of substantially all of their assets through an auction process, which they hope to complete in approximately seventy-five (75) days. The Debtors have entered into a “Debtor in Possession” loan agreement, to borrow up to $300,000, with a third party, so that it has available funding to continue operations pending the auction. The Loan and Sale will be subject to Bankruptcy Court approval.

The Company's shareholders are cautioned that trading in shares of the Company's common stock during the pendency of the Chapter 11 Filing is highly speculative and poses substantial risks. Trading prices for the Company's common stock may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company's Chapter 11 Filing. Accordingly, the Company urges extreme caution with respect to existing and future investments in its common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Health Solutions, Inc.

By:	/s/ WILLIAM CAVANAUGH
Name:	William Cavanaugh
Title:	President and Chief Executive Officer

Date: March 17, 2014